Exhibit 99.1

Company Contact: Michael J. Fitzpatrick Chief Financial Officer OceanFirst Financial Corp. Tel: (732) 240-4500, ext. 7506 Fax: (732) 349-5070 Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES QUARTERLY

FINANCIAL RESULTS

TOMS RIVER, NEW JERSEY, April 23, 2015…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share increased to $0.32 for the quarter ended March 31, 2015, as compared to $0.28 for the corresponding prior year period.

Highlights for the quarter are described below.

•	Commercial loans outstanding increased $41.3 million, an annualized growth rate of 22.5%, the seventh consecutive quarter of double digit percentage growth.

•	Deposit growth totaled $80.8 million, which included $73.7 million of core deposits (all deposits except time deposits).

•	On February 25, 2015, the Company announced an agreement wherein Colonial American Bank (“Colonial”) will merge into the Bank in an all stock transaction valued at $11.3 million at the time of announcement. Colonial operates two full service banking centers in Middletown and Shrewsbury, New Jersey with total assets of $143.7 million.

Chief Executive Officer and President Christopher D. Maher commented on the results, “Commercial loan growth remained strong and we are particularly pleased to note the contribution from new officers located at the Loan Production Office in Mercer County, which was opened during the first quarter. The Bank is committed to maintaining conservative credit standards and has enhanced our team with the addition of a deeply experienced Chief Credit Officer. Rounding out the quarter was solid core deposit growth and a demonstrated commitment to expense discipline.” Mr. Maher provided further remarks about the Colonial announcement, “We are continuing to work through the regulatory approval process. This acquisition provides a wonderful opportunity to expand our presence in Monmouth County and we look forward to meeting the full financial needs of the Colonial American customers.”

The Company also announced that the Board of Directors declared its seventy-third consecutive quarterly cash dividend on common stock. The dividend for the quarter ended March 31, 2015 of $0.13 per share, representing a 41% payout ratio, will be paid on May 15, 2015 to shareholders of record on May 4, 2015.

The Bank expects to open an additional branch in Jackson Township late in the second quarter of 2015. The new branch design will be operated by universal bankers and employ advanced technology in the form of interactive teller machines, resulting in a modest staffing complement.

Results of Operations

Net income for the quarter ended March 31, 2015 was $5.3 million, or $0.32 per diluted share, as compared to net income of $4.7 million, or $0.28 per diluted share, for the corresponding prior year period and compared to $4.9 million and $0.30 per diluted share for the prior linked quarter. The increase over the previous year period was primarily due to lower operating expenses, higher non-interest income, a reduction in the provision for loan losses and a reduction in average shares outstanding. The increase over the prior linked quarter was primarily due to lower operating expenses and a reduction in the provision for loans losses, partly offset by a reduction in non-interest income.

Net interest income was unchanged at $18.1 million for both the quarter ended March 31, 2015 and the same prior year period, as a decrease in the net interest margin was offset by an increase in average interest-earning assets. The net interest margin decreased to 3.24% for the quarter ended March 31, 2015, from 3.36% for the same prior year period. The yield on average interest-earning assets decreased to 3.60% for the quarter ended March 31, 2015, as compared to 3.68% in the same prior year period, while the cost of average interest-bearing liabilities increased to 0.45%, as compared to 0.37% in the prior year period, as the Company extended its borrowed funds into higher-costing longer-term maturities.

Net interest income for the quarter ended March 31, 2015 increased $109,000, as compared to the prior linked quarter. A decrease in the net interest margin to 3.24%, from 3.27%, was offset by an increase in average interest-earning assets of $34.1 million. The yield on average interest-earning assets declined to 3.60% for the quarter ended March 31, 2015, from 3.64% for the prior linked quarter, while the cost of average interest-bearing liabilities was unchanged at 0.45%. Despite the decline in the yield on interest-earning assets as compared to both the prior linked quarter and the same prior year quarter, the asset yield still benefited from the growth in average loans receivable of $67.9 million, as compared to the prior linked quarter, and $145.4 million, as compared to the same prior year quarter.

For the quarter ended March 31, 2015, the provision for loan losses was $375,000, as compared to $530,000 for the corresponding prior year period. Net charge-offs decreased to $273,000 for the quarter ended March 31, 2015, as compared to net charge-offs of $526,000 in the corresponding prior year period. The provision exceeded net charge-offs by $102,000 partially due to loan growth. The provision for loan losses also decreased as compared to $825,000 in the prior linked quarter, consistent with the decline in net charge-offs to $273,000 from $818,000.

For the quarter ended March 31, 2015, other income increased to $4.0 million, as compared to $3.8 million in the same prior year period. In the fourth quarter of 2014, the Company sold the servicing rights on a majority of residential mortgage loans serviced for the Federal agencies, recognizing a gain of $408,000. A smaller, supplemental sale in the first quarter of 2015 resulted in a gain of $81,000. The sale of loan servicing caused a decrease of $176,000 in loan servicing income, as compared to the same prior year quarter but also reduced operating expenses by a similar amount. For the quarter ended March 31, 2015, the net gain on sales of loans available for sale increased $61,000, as compared to the same prior year period.

For the quarter ended March 31, 2015, other income decreased $634,000 as compared to the prior linked quarter, due to decreases of $327,000 in the net gain on sale of loan servicing, $218,000 in fees and service charges, $93,000 in the net gain on sales of investment securities, $92,000 in Bankcard services revenue and $71,000 in loan servicing income. The decreases were partly offset by an improvement in the net gain (loss) from other real estate operations of $247,000.

Operating expenses decreased to $13.7 million for the quarter ended March 31, 2015, as compared to $14.1 million in the same prior year period. Marketing expense decreased $258,000 for the quarter ended March 31, 2015, as compared to the same prior year period due to the seasonality of promotions and a significant campaign in the prior year period. Additionally, compensation and employee benefits expense decreased $146,000, as compared to the same prior year period. Other operating expenses for the quarter ended March 31, 2015 include $50,000 in non-recurring merger related expenses relating to the pending acquisition of Colonial. For the quarter ended March 31, 2015, operating expenses decreased $658,000, as compared to the prior linked quarter primarily due to a decrease of $326,000 in compensation and employee benefits and a $270,000 decrease in professional fees, partly related to legal costs associated with loan collection efforts. These costs declined due to the bulk sale of non-performing loans in the third quarter of 2014 and the sale of servicing rights.

The provision for income taxes was $2.7 million for the quarter ended March 31, 2015, as compared to $2.6 million for the same prior year period. The effective tax rate was 34.3% for the quarter ended March 31, 2015, as compared to 35.3% in the same prior year period and 33.6% in the prior linked quarter. The reduction in the effective tax rate from the prior year is due to higher levels of tax exempt interest income.

Financial Condition

Total assets increased by $27.4 million to $2,384.1 million at March 31, 2015, from $2,356.7 million at December 31, 2014. Loans receivable, net, increased by $48.0 million, to $1,736.8 million at March 31, 2015 from $1,688.8 million at December 31, 2014, primarily due to growth in commercial loans of $41.3 million. Additionally, on March 31, 2015 the Company purchased a pool of performing, locally-originated, one-to-four family, non-conforming mortgage loans for $7.2 million. The increase in loans receivable, net was partly offset by a decrease in total securities of $16.4 million.

Deposits increased by $80.8 million, to $1,800.9 million at March 31, 2015, from $1,720.1 million at December 31, 2014, partly due to an increase in business deposits of $35.2 million, demonstrating the value of relationship based lending. The deposit growth funded a decrease in FHLB advances of $53.5 million, to $251.8 million at March 31, 2015, from $305.2 million at December 31, 2014. Stockholders’ equity increased to $220.3 million at March 31, 2015, as compared to $218.3 million at December 31, 2014, as net income for the period was partly offset by the repurchase of 110,143 shares of common stock for $1.9 million (average cost per share of $17.08) and the cash dividend on common stock. At March 31, 2015, there were 508,255 shares available for repurchase under the stock repurchase program adopted in July of 2014. Tangible stockholders’ equity per common share was $13.06 at March 31, 2015, as compared to $12.91 at December 31, 2014.

Asset Quality

The Company’s non-performing loans totaled $19.4 million at March 31, 2015, a $1.1 million increase from December 31, 2014 but a $25.9 million decrease from March 31, 2014. The reduction from the prior year was due to the bulk sale of $23.1 million in non-performing loans in the third quarter of 2014.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, April 24, 2015 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10063054 from one hour after the end of the call until July 23, 2015. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

* * *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a community bank with $2.4 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank delivers commercial and residential financing solutions, wealth management, and deposit services throughout the central New Jersey region and is the largest and oldest financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	March 31, 2015	December 31, 2014	March 31, 2014
	(unaudited)		(unaudited)
ASSETS

Cash and due from banks	$34,792	$36,117	$36,746
Securities available-for-sale, at estimated fair value	30,019	19,804	39,261
Securities held-to-maturity, net (estimated fair value of $449,955 at March 31, 2015, $474,216 at December 31, 2014 and $498,383 at March 31, 2014, respectively)	442,829	469,417	496,111
Federal Home Loan Bank of New York stock, at cost	16,728	19,170	17,011
Loans receivable, net	1,736,825	1,688,846	1,570,969
Mortgage loans held for sale	6,020	4,201	1,153
Interest and dividends receivable	5,474	5,506	5,361
Other real estate owned	3,835	4,664	4,457
Premises and equipment, net	24,868	24,738	23,963
Servicing asset	548	701	3,965
Bank Owned Life Insurance	56,494	56,048	54,909
Deferred tax asset	15,372	15,594	15,191
Other assets	10,337	11,908	12,614

Total assets	$2,384,141	$2,356,714	$2,281,711

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,800,926	$1,720,135	$1,720,131
Securities sold under agreements to repurchase with retail customers	65,879	67,812	66,226
Federal Home Loan Bank advances	251,778	305,238	232,300
Other borrowings	27,500	27,500	27,500
Due to brokers	1,124	—	1,522
Advances by borrowers for taxes and insurance	7,485	6,323	6,892
Other liabilities	9,147	11,447	10,950

Total liabilities	2,163,839	2,138,455	2,065,521

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 16,863,429, 16,901,653 and 17,358,459 shares outstanding at March 31, 2015, December 31, 2014 and March 31, 2014, respectively	336	336	336
Additional paid-in capital	266,824	265,260	264,289
Retained earnings	220,677	217,714	208,732
Accumulated other comprehensive loss	(6,788)	(7,109)	(6,575)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,259)	(3,330)	(3,544)
Treasury stock, 16,703,343, 16,665,119 and 16,208,313 shares at March 31, 2015, December 31, 2014 and March 31, 2014, respectively	(257,488)	(254,612)	(247,048)
Common stock acquired by Deferred Compensation Plan	(307)	(304)	(324)
Deferred Compensation Plan Liability	307	304	324

Total stockholders’ equity	220,302	218,259	216,190

Total liabilities and stockholders’ equity	$2,384,141	$2,356,714	$2,281,711

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended,
	March 31, 2015	December 31, 2014	March 31, 2014
	(unaudited)
Interest income:
Loans	$18,029	$17,843	$17,246
Mortgage-backed securities	1,623	1,709	1,763
Investment securities and other	517	515	736

Total interest income	20,169	20,067	19,745

Interest expense:
Deposits	955	1,010	1,096
Borrowed funds	1,081	1,033	584

Total interest expense	2,036	2,043	1,680

Net interest income	18,133	18,024	18,065

Provision for loan losses	375	825	530

Net interest income after provision for loan losses	17,758	17,199	17,535

Other income:
Bankcard services revenue	783	875	791
Wealth management revenue	528	553	540
Fees and service charges	1,889	2,107	1,844
Loan servicing income	52	123	228
Net gain on sale of loan servicing	81	408	—
Net gain on sales of loans available for sale	193	194	132
Net gain on sales of investment securities available for sale	—	93	—
Net gain (loss) from other real estate operations	21	(226)	(32)
Income from Bank Owned Life Insurance	446	380	338
Other	(7)	113	1

Total other income	3,986	4,620	3,842

Operating expenses:
Compensation and employee benefits	7,539	7,865	7,685
Occupancy	1,454	1,356	1,464
Equipment	798	875	756
Marketing	274	359	532
Federal deposit insurance	498	510	546
Data processing	1,088	1,071	1,070
Check card processing	475	476	446
Professional fees	395	665	375
Other operating expense	1,217	1,219	1,233

Total operating expenses	13,738	14,396	14,107

Income before provision for income taxes	8,006	7,423	7,270
Provision for income taxes	2,744	2,491	2,563

Net income	$5,262	$4,932	$4,707

Basic earnings per share	$0.32	$0.30	$0.28

Diluted earnings per share	$0.32	$0.30	$0.28

Average basic shares outstanding	16,476	16,504	16,884

Average diluted shares outstanding	16,637	16,597	17,050

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At March 31, 2015	At December 31, 2014	At March 31, 2014
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.24%	9.26%	9.47%
Common shares outstanding (in thousands)	16,863	16,902	17,358
Stockholders’ equity per common share	$13.06	$12.91	$12.45
Tangible stockholders’ equity per common share	13.06	12.91	12.45

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$3,969	$3,115	$27,486
Commercial real estate	13,180	12,758	12,010
Consumer	2,140	1,877	3,731
Commercial and industrial	117	557	2,094

Total non-performing loans	19,406	18,307	45,321
Other real estate owned	3,835	4,664	4,457

Total non-performing assets	$23,241	$22,971	$49,778

Delinquent loans 30 to 89 days	$14,903	$8,960	$9,137

Troubled debt restructurings:
Non-performing (included in total non- performing loans above)	$3,153	$2,031	$10,217
Performing	22,674	21,462	21,435

Total troubled debt restructurings	$25,827	$23,493	$31,652

Allowance for loan losses	$16,419	$16,317	$20,934

Allowance for loan losses as a percent of total loans receivable	0.93%	0.95%	1.31%
Allowance for loan losses as a percent of total non-performing loans	84.61	89.13	46.19
Non-performing loans as a percent of total loans receivable	1.09	1.06	2.83
Non-performing assets as a percent of total assets	0.97	0.97	2.18

WEALTH MANAGEMENT
Assets under administration	$217,831	$225,234	$216,508

	For the Three Months Ended,
	March 31, 2015	December 31, 2014	March 31, 2014

PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.89%	0.84%	0.83%
Return on average stockholders’ equity	9.58	9.06	8.72
Net interest rate spread	3.15	3.19	3.31
Net interest rate margin	3.24	3.27	3.36
Operating expenses to average assets	2.34	2.46	2.49
Efficiency ratio	62.11	63.58	64.39

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

		March 31, 2015	December 31, 2014	March 31, 2014
LOANS RECEIVABLE
Real estate:
One-to-four family		$752,329	$742,090	$748,647
Commercial real estate, multi-family and land		667,770	649,951	550,808
Residential construction		48,891	47,552	37,852
Consumer		196,377	199,349	199,926
Commercial and industrial		107,476	83,946	66,196

Total loans		1,772,843	1,722,888	1,603,429

Loans in process		(16,790)	(16,731)	(13,991)
Deferred origination costs, net		3,211	3,207	3,618
Allowance for loan losses		(16,419)	(16,317)	(20,934)

Total loans, net		1,742,845	1,693,047	1,572,122

Less: mortgage loans held for sale		6,020	4,201	1,153

Loans receivable, net		$1,736,825	$1,688,846	$1,570,969

Mortgage loans serviced for others		$193,084	$197,791	$794,530

	Average Yield
Loan pipeline:
Commercial	3.99%	$43,786	$46,864	$46,813
Construction/permanent	4.01	9,332	12,674	9,753
One-to-four family	3.61	26,890	20,072	19,729
Consumer	4.33	9,333	4,585	7,118

Total	3.91	$89,341	$84,195	$83,413

		For the Three Months Ended,
		March 31, 2015	December 31, 2014	March 31, 2014
Loan originations:
Commercial	4.13%	$69,436	$77,739	$52,482
Construction/permanent	3.91	12,568	16,355	10,416
One-to-four family	3.63	33,344	24,971	27,738
Consumer	4.42	11,063	12,395	13,379

Total	4.00	$126,411	$131,460	$104,015

Loans sold		$10,979	$8,147	$10,270
Net charge-offs		273	818	526

		March 31, 2015	December 31, 2014	March 31, 2014
DEPOSITS
Type of Account
Non-interest-bearing		$308,036	$279,944	$218,124
Interest-bearing checking		864,398	836,120	865,023
Money market deposit		107,937	95,663	123,701
Savings		306,291	301,190	297,739
Time deposits		214,264	207,218	215,544

		$1,800,926	$1,720,135	$1,720,131

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED,
	MARCH 31, 2015			DECEMBER 31, 2014			MARCH 31, 2014
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$28,249	$5	0.07%	$45,414	$17	0.15%	$29,332	$6	0.08%
Securities (1) and FHLB stock	509,998	2,135	1.67	526,661	2,207	1.68	562,350	2,493	1.77
Loans receivable, net (2)	1,702,720	18,029	4.24	1,634,799	17,843	4.37	1,557,281	17,246	4.43

Total interest-earning assets	2,240,967	20,169	3.60	2,206,874	20,067	3.64	2,148,963	19,745	3.68

Non-interest-earning assets	111,904			130,663			115,855

Total assets	$2,352,871			$2,337,537			$2,264,818

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,278,783	240	0.08	$1,304,075	255	0.08	$1,322,358	363	0.11
Time deposits	205,569	715	1.39	209,844	755	1.44	215,710	733	1.36

Total	1,484,352	955	0.26	1,513,919	1,010	0.27	1,538,068	1,096	0.29
Borrowed funds	336,578	1,081	1.28	305,787	1,033	1.35	283,256	584	0.82

Total interest-bearing liabilities	1,820,930	2,036	0.45	1,819,706	2,043	0.45	1,821,324	1,680	0.37

Non-interest-bearing deposits	297,453			285,825			210,867
Non-interest-bearing liabilities	14,695			14,204			16,690

Total liabilities	2,133,078			2,119,735			2,048,881
Stockholders’ equity	219,793			217,802			215,937

Total liabilities and stockholders’ equity	$2,352,871			$2,337,537			$2,264,818

Net interest income		$18,133			$18,024			$18,065

Net interest rate spread (3)			3.15%			3.19%			3.31%

Net interest margin (4)			3.24%			3.27%			3.36%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.